Exhibit 99.1

Electromed, Inc. Announces Record Fiscal Year 2024 Financial Results

Record Q4 and full year financial results

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months (“Q4 FY 2024”) and full year (“FY 2024”) ended June 30, 2024.

Q4 FY 2024 Financial Highlights

●	Net revenues increased 9.0% to a record $14.8 million in Q4 FY 2024, from $13.6 million in the fourth quarter of the prior fiscal year.
●	Gross margin was 76.2% of revenue, compared to 76.8% in the fourth quarter of the prior fiscal year.
●	Operating income increased by 56.3% to a record $2.3 million or 15.7% of revenue, compared with $1.5 million or 11.0% of revenue in the fourth quarter of the prior fiscal year.
●	Net income was a record $1.8 million for the quarter, or $0.20 per diluted share, compared to $1.0 million, or $0.12 per diluted share in the fourth quarter of the prior fiscal year.
●	Cash as of June 30, 2024, was $16.1 million.

FY 2024 Financial Highlights

●	Net revenue increased 13.8% year over year to a record $54.7 million, from $48.1 million in the fiscal year ended June 30, 2023 (“FY 2023”).
●	Operating income totaled a record $6.6 million, a 64.2% increase compared to $4.0 million in FY 2023.
●	Net income totaled a record $5.2 million, or $0.58 per diluted share, compared to $3.2 million, or $0.36 per diluted share, in FY 2023.

“I’m extremely pleased with the Electromed team’s performance in fiscal 2024, as we continued to drive double-digit top line growth coupled with strong operating leverage,” said Jim Cunniff, President, and Chief Executive Officer. “The end results were impressive, namely delivering record revenues, record operating income, and record earnings for the year, an impressive feat for any company. We again gained market share, driven largely by ongoing infrastructure investments across the commercial team, as well as ongoing market development initiatives to raise awareness of HFCWO therapy with physicians and clinics treating bronchiectasis patients. These results were achieved despite headwinds from the expiration of the CMS waiver that we benefited from in FY 2023. We will continue to make deliberate investments in our growth and believe Electromed is well-positioned to deliver similar outstanding results in fiscal 2025.”

Q4 FY 2024 Results

All amounts below are for the three months ended June 30, 2024, and compare to the three months ended June 30, 2023 (“Q4 FY 2023”) unless otherwise noted.

Net revenues grew 9.0% to $14.8 million, from $13.6 million in Q4 FY 2023.

Revenue in our direct homecare business increased year-over-year by 6.2% to $13.4 million, from $12.6 million. The increase in revenue was due to an increase in direct sales representatives, higher quality referrals, and efficiencies within our reimbursement department.

Gross profit increased to $11.3 million, or 76.2% of net revenues, from $10.5 million or 76.8% of net revenues in the prior fiscal year. The increase in gross profit in Q4 FY2024 was primarily due to increased revenues during the quarter. The decrease in gross margin rate compared to Q4 FY 2023 was primarily due to increased material costs and less favorable revenue mix across channels.

Selling, general and administrative (“SG&A”) expenses were $8.8 million representing an increase of $0.1 million, or 1.5%, compared to Q4 FY 2023. The increase in SG&A expense was primarily due to increases in share-based compensation, salaries, and incentive compensation.

Operating income for the quarter was $2.3 million, compared to $1.5 million in Q4 FY 2023. The increase in operating income was driven primarily by increased net revenues and gross profit.

Net income for the quarter was $1.8 million or $0.20 per diluted share, compared to $1.0 million, or $0.12 per diluted share, in Q4 FY 2023.

FY 2024 Summary

Net revenues for the full year grew 13.8% to $54.7 million, from $48.1 million in fiscal 2023.

Revenue in our direct homecare market increased year-over-year by 12.6% to $49.5 million, from $44.0 million. The increase in revenue was due to an increase in direct sales representatives, and efficiencies recognized within our reimbursement department because of recent investments made to streamline the claims process. Field sales force employees totaled 62 at year end, 53 of which were direct sales representatives. Homecare revenue per weighted average direct sales representative in FY 2024 was $967,000, slightly higher than Electromed’s annual target range of $850,000 to $950,000.

Revenue in our hospital market increased by $0.5 million, or 21.9%, in fiscal 2024 compared to fiscal 2023. Hospital revenue includes sales to hospitals, rental companies and other institutions. The increase was primarily due to an increase in sales representatives focused on the hospital market as well as increased capital and disposable demand.

Revenue in our homecare distributor market increased by $0.2 million, or 14.5%, in fiscal 2024 compared to fiscal 2023. The revenue increase in fiscal 2024 was due to increased demand from one of our primary homecare distribution partners. We sell to a limited number of home medical equipment distributors, who in turn sell our SmartVest System in the U.S. homecare market.

Gross profit increased to $41.7 million in fiscal 2024, or 76.3% of net revenues, from $36.5 million or 76.0% of net revenues, in fiscal 2023. The increase in gross profit was primarily related to increased revenue, decreased shipping expenses and increased material costs in the prior year to expedite purchases which did not recur in the current year.

Selling, general and administrative (“SG&A”) expenses were $34.5 million in fiscal 2024, representing an increase of $2.9 million or 9.2% from $31.6 million in fiscal 2023. The increase in SG&A expenses was primarily related to increases in share-based compensation, salaries, and incentive compensation related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process higher patient referrals.

Operating income for fiscal 2024 was $6.6 million compared to $4.0 million in fiscal 2023. The increase in operating income was driven primarily by increased net revenues and gross profit.

Net income for fiscal 2024 was $5.2 million, or $0.58 per diluted share, compared to net income of $3.2 million, or $0.36 per diluted share, in fiscal 2023.

As of June 30, 2024, Electromed had $16.1 million in cash, $23.3 million in accounts receivable and no debt, achieving working capital of $36.5 million, and total shareholders’ equity of $44.5 million.

Conference Call and Webcast Information

A conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, August 27, 2024.

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1681151&tp_key=13db7f17a1

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13748052. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “continue,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Electromed, Inc.

Balance Sheets

	June 30, 2024	June 30, 2023

Assets
Current Assets
Cash and cash equivalents	$16,080,000	$7,372,000
Accounts receivable (net of allowances for credit losses of $45,000)	23,333,000	24,130,000
Contract assets	719,000	487,000
Inventories	3,712,000	4,221,000
Prepaid expenses and other current assets	329,000	1,577,000
Total current assets	44,173,000	37,787,000
Property and equipment, net	5,165,000	5,672,000
Finite-life intangible assets, net	657,000	605,000
Other assets	87,000	161,000
Deferred income taxes	2,152,000	1,581,000
Total assets	$52,234,000	$45,806,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,010,000	$1,372,000
Accrued compensation	3,893,000	3,018,000
Income tax payable	277,000	336,000
Warranty reserve	1,567,000	1,378,000
Other accrued liabilities	930,000	1,949,000
Total current liabilities	7,677,000	8,053,000
Other long-term liabilities	12,000	86,000
Total liabilities	7,689,000	8,139,000

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,637,883 and 8,555,236 shares issued and outstanding, respectively	87,000	86,000
Additional paid-in capital	20,790,000	18,788,000
Retained earnings	23,668,000	18,793,000
Total shareholders' equity	44,545,000	37,667,000
Total liabilities and shareholders' equity	$52,234,000	$45,806,000

Electromed, Inc.

Statements of Operations

	Three Months Ended June 30		Twelve Months Ended June 30
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Net revenues	$14,832,000	$13,612,000	$54,716,000	$48,067,000
Cost of revenues	3,531,000	3,162,000	12,990,000	11,548,000
Gross profit	11,301,000	10,450,000	41,726,000	36,519,000

Operating expenses
Selling, general and administrative	8,790,000	8,658,000	34,489,000	31,595,000
Research and development	176,000	298,000	656,000	916,000
Total operating expenses	8,966,000	8,956,000	35,145,000	32,511,000
Operating income	2,335,000	1,494,000	6,581,000	4,008,000

Interest income, net	162,000	41,000	455,000	78,000
Net income before income taxes	2,497,000	1,535,000	7,036,000	4,086,000

Income tax expense	669,000	502,000	1,886,000	920,000

Net income	$1,828,000	$1,033,000	$5,150,000	$3,166,000

Income per share:
Basic	$0.21	$0.12	$0.60	$0.37

Diluted	$0.20	$0.12	$0.58	$0.36

Weighted-average common shares outstanding:
Basic	8,601,206	8,511,632	8,562,245	8,463,684
Diluted	8,997,310	8,723,700	8,864,585	8,700,833

Electromed, Inc.

Statements of Cash Flows

	For the Years Ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$5,150,000	$3,166,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	789,000	550,000
Amortization of finite-life intangible assets	52,000	63,000
Share-based compensation expense	1,692,000	708,000
Deferred income taxes	(571,000)	(43,000)
Changes in operating assets and liabilities:
Accounts receivable	797,000	(3,078,000)
Contract assets	(232,000)	(201,000)
Inventories	459,000	(1,033,000)
Prepaid expenses and other assets	1,321,000	202,000
Income tax payable	(59,000)	285,000
Accounts payable and accrued liabilities	(1,206,000)	420,000
Accrued compensation	875,000	276,000
Net cash provided by operating activities	9,067,000	1,315,000

Cash Flows from Investing Activities
Expenditures for property and equipment	(287,000)	(1,648,000)
Expenditures for finite-life intangible assets	(108,000)	(68,000)
Net cash used in investing activities	(395,000)	(1,716,000)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of options	311,000	83,000
Taxes paid on stock options exercised on a net basis	-	(310,000)
Repurchase of common stock	(275,000)	(153,000)
Net cash provided by (used in) financing activities	36,000	(380,000)
Net increase (decrease) in cash	8,708,000	(781,000)

Cash and Cash Equivalents
Beginning of period	7,372,000	8,153,000
End of period	$16,080,000	$7,372,000